QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

UNITED NATURAL FOODS, INC.
EMPLOYEE STOCK OWNERSHIP PLAN

EFFECTIVE MARCH 1, 2004

Employee Stock Ownership Plan

UNITED NATURAL FOODS, INC.
EMPLOYEE STOCK OWNERSHIP PLAN

Table of Contents

Introduction		1
Article I.	Definitions	1
1.1.	Account	1
1.2.	Acquisition Loan	1
1.3.	Affiliate	1
1.4.	Aggregation Group	1
1.5.	Board	1
1.6.	Code	1
1.7.	Compensation	1
1.8.	Contribution Suspense Account	2
1.9.	Disability	2
1.10.	Diversification Election	2
1.11.	Effective Date	2
1.12.	Employee	2
1.13.	Employer	2
1.14.	Employer Stock	2
1.15.	Entry Date	2
1.16.	Financed Shares	2
1.17.	Forfeiture	4
1.18.	Hour of Service	4
1.19.	Leased Employee	4
1.20.	Limitation Year	4
1.21.	Normal Retirement Age	4
1.22.	One-Year Break in Service	4
1.23.	Participant	4
1.24.	Plan	4
1.25	Plan Administrator	4
1.26.	Plan Year	4
1.27.	Qualified Election Period	4
1.28.	Qualified Participant	4
1.29.	Suspense Account	4
1.30.	Trust	4
1.31.	Trustees	4
1.32.	Valuation Date	5
1.33.	Vested	5
1.34.	Year of Service	5
Article II.	Eligibility and Participation	5
2.1.	Eligible Employees	5
2.2.	Commencement of Participation	5
2.3.	Participation of Affiliates, Etc.	5
2.4.	Termination of Active Participation	5
2.5.	Resumption of Active Participation	6
Article III.	Contributions	6
3.1.	Employer Contributions	6

i

3.2.	Limitations on Annual Additions	6
3.4.	Participant Contributions	7
3.5.	Rollover Contributions	7
Article IV.	Participants' Accounts	7
4.1.	Separate Accounts	7
4.2.	Allocations	8
4.3.	Release from Suspense Account	8
4.4.	Dividends on Employer Stock	9
4.5.	Forfeitures	9
4.6.	Valuations	9
4.7.	Prohibited Allocation	10
Article V.	Vesting	10
5.1.	Vesting Schedule	10
5.2.	Full Vesting	10
5.3.	Past Service	11
5.4.	Breaks In Service	11
5.5.	Treatment of Forfeitures	11
Article VI.	Distributions from the Plan	11
6.1.	Time and Manner of Distributions	11
6.2.	Diversification Election	13
6.3.	Put Option	14
6.4.	Designation of Beneficiary	14
6.5.	Proof of Death, Etc.	14
6.6.	Qualified Domestic Relations Order	14
Article VII.	Plan Administration	15
7.1.	Organization of the Plan Administrator	15
7.2.	Operation of the Plan Administrator	15
7.3.	Responsibilities of the Employer and Plan Administrator	15
7.4.	Management of Trust Fund Assets	16
7.5.	Expenses	16
7.6.	Allocation and Delegation of Responsibility	16
7.7.	Indemnification	16
7.8.	Service of Process	17
7.9.	Statement of Account	17
7.10.	Advisory Committee	17
Article VIII.	The Trust	17
8.1.	Establishment of Trust	17
8.2.	Interest in Trust	17
8.3.	Accounts	17
8.4.	Investment of Assets and Voting Rights	17
8.5.	Acquisition Loans	18
8.6.	Liability of Trustee	19
8.7.	Allocation of Duties	19
8.8.	Legal Limitation	19
8.9.	Appointment of Independent Fiduciary	19
Article IX.	General	20
9.1.	Amendment of Plan	20

ii

9.2.	Plan Termination	20
9.3.	Notice of Amendment	21
9.4.	Non-Alienation of Benefits	21
9.5.	Employment Relation	21
9.6.	Payments to Minors and Incompetents	21
9.7.	Missing Persons	21
9.8.	Sole Source of Benefits	21
9.9.	Plan Qualification	21
9.10.	Merger Consolidation	21
9.11.	Exclusive Benefit	22
9.12.	Claims for Benefits	22
9.13.	Service of Plan Fiduciaries	22
9.14.	Governing Law	22
9.15.	Gender and Number	22
9.16.	Titles and Headings	22
Article X.	Top-Heavy Provisions	22
10.1.	Definitions	22
10.2.	Minimum Contributions	24
10.3.	Vesting	24

iii

Introduction

        The Cornucopia Natural Foods, Inc. Employee Stock Ownership was originally adopted effective November 1, 1988. The plan was amended and restated in its entirety in the form of the United Natural Foods, Inc. Employee Stock Ownership Plan effective August 1, 1996 and subsequently amended by amendments 1 through 4 (collectively the "Prior Plan"). The Plan as amended and restated herein is generally effective March 1, 2004, except as otherwise provided.

        The Plan is intended to recognize the contributions made to the Employer's successful operation by its Employees, and to provide a means for participating Employees to acquire an equity interest in the Employer, while furthering their personal financial goals. The Plan is intended to be a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and an employee stock ownership plan ("ESOP") under Section 4975 (e)(7) of the Code and is designed to invest primarily in qualifying employer securities, as defined in Section 4975(e)(8) of the Code. At no time shall any of the funds contributed under the Plan be used for any purpose other than the exclusive benefit of Plan Participants and their beneficiaries.

Article I. Definitions

        Wherever used herein, the following words shall have the following meanings, unless otherwise stated:

        1.1.  "Account" means the entire interest of a Participant in the Trust, and includes separate subaccounts maintained to record a Participant's interest in Employer Stock and other investments.

        1.2.  "Acquisition Loan" means any loan or other extension of credit to the Plan or Trust not prohibited by Section 4975(c) of the Code, including a loan which meets the requirements set forth in Section 4975(d)(3) of the Code and the regulations thereunder, the proceeds of which are used to finance the acquisition of Employer Stock or to refinance such a loan.

        1.3.  "Affiliate" means a parent, subsidiary, or other corporation which is a member of the same controlled group of corporations within the meaning of Section 414(b) of the Code as the Employer.

        1.4.  "Aggregation Group" means the Employer and any corporation which becomes a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Employer; any trade or business (whether or not incorporated) which comes under common control (as defined in Section 414(c) of the Code) with the Employer; any organization (whether or not incorporated) which becomes a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to regulations under Section 414(o) of the Code.

        1.5.  "Board" means the Board of Directors of United Natural Foods, Inc., a Delaware corporation with its principal place of business in Connecticut.

        1.6.  "Code" means the Internal Revenue Code of 1986 and any amendments thereto. All citations to Sections of the Code are to such Sections as they may from time to time be amended or renumbered,

        1.7.  "Compensation" means with respect to any Participant, such Participant's wages as defined in Code Section 3401(a) and all other payments of compensation by the Employer (in the course of the Employer's trade or business) for a Plan Year for which the Employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3) and 6052 (i.e., wages, tips and other compensation as reported on Form W-2). Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)).

        Notwithstanding the foregoing the definition of Compensation under this Section shall (i) exclude (even if includible in gross income), fringe benefits (cash and non-cash), moving expenses, deferred compensation and compensation attributable to the exercise of any stock options which may be issued by the Employer, and (ii) include amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Sections 125, 132(f)(4), 402(e)(3) or 402(h)(1)(B). Compensation prior to the commencement of participation in the Plan shall be disregarded.

        The maximum Compensation is any Plan Year that may be taken into account for any purpose under the Plan is $200,000, as adjusted in accordance with Section 401(a)(17) of the Code.

        1.8.  "Contribution Suspense Account" means the account comprised of excess Employer contributions and Forfeitures maintained in accordance with Section 3.2(b).

        1.9.  "Disability" means a condition which 1) qualifies the Participant for total disability benefits under a long-term disability plan maintained by the Employer, or 2) qualifies the Participant for Social Security disability benefits, or 3) is determined to constitute total disability by a physician chosen by the Plan Administrator, acting in a uniform and nondiscriminatory manner.

        1.10. "Diversification Election" means an election made in accordance with Section 6.2.

        1.11. "Effective Date" means February 1, 2004. Upon its adoption, this amended and restated Plan shall take effect on the Effective Date.

        1.12. "Employee" means any person employed by an Employer as a full time or part time employee (including an officer but not a director as such) who receives Compensation from the Employer.

        1.13. "Employer" means United Natural Foods, Inc., a Delaware corporation, its successors and assigns, and, when the context requires, shall include a participating Affiliate which is designated by the Board in accordance with the provisions of Section 2.2 as an affiliated Employer under the Plan and whose designation as such has been accepted by the Affiliate and continues in effect. An affiliated Employer may revoke its acceptance of such designation at any time, but until such acceptance has been revoked all the provisions of the Plan shall apply to the Participants of that Employer and their beneficiaries. Each affiliated Employer by adopting this Plan appoints the Employer and the Plan Administrator as its agents to act for it in all matters relating to the Plan and the Trust, and agrees to furnish the Plan Administrator with such information as may be necessary for the proper administration of the Plan.

        1.14. "Employer Stock" means common stock issued by the Employer or an Affiliate, which stock is readily tradable on an established securities market. If there is no common stock which meets the foregoing requirement, the term "Employer Stock" means common stock issued by the Employer or an Affiliate having a combination of voting power and dividend rights equal to or in excess of (a) that class of common stock of the issuer having the greatest voting power, and (b) that class of common stock of the issuer having the greatest dividend rights. Noncallable preferred stock shall be deemed to be Employer Stock if such stock is convertible at any time into stock which constitutes Employer Stock hereunder and if such conversion is at a conversion price which (as of the date of the acquisition by the Trust) is reasonable. For purposes of the preceding sentence, pursuant to regulations under 409(e) of the Code, preferred stock shall be treated as noncallable if after the call there will be a reasonable opportunity for a conversion which meets the requirements of the preceding sentence.

        1.15. "Entry Date" means August 1 and February 1 of each Plan year, and such other special entry dates as the Board of Directors of the Company may establish when an Affiliated Employer adopts the Plan and its employees first becomes eligible to commence participation in the Plan.

        1.16. "Financed Shares" means any Employer Stock acquired by the Trust with the proceeds of an Acquisition Loan.

        1.17. "Forfeiture" means the part of a Participant's Account which is not Vested and becomes forfeited following the Participant's termination of employment.

        1.18. "Hour of Service" means:

        (a)   (i) each hour for which an Employee is paid, or entitled to payment, for the performance of duties for an Employer during the period in which the duties are performed;

          (ii)   each hour for which an Employee is paid, or entitled to payment, by an Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence; and

          (iii)  each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Employer.

        (b)   Hours of Service determined in accordance with Subsection (a)(i) shall be credited to the period during which the duties were performed.

        (c)   Hours of Service determined in accordance with Subsection (a)(ii) shall be credited to the period to which the Employee is compensated for other than the performance of services.

        (d)   Hours of Service determined in accordance with Subsection (a)(iii) shall be credited to the period to which the award or agreement relates.

        (e)   For purposes of Subsection (a)(ii), a payment shall be deemed to be made by or due from an Employer regardless of whether such payment is made by or due from an Employer directly or indirectly through, among others, a trust fund or insurance company to which an Employer contributes or pays premiums, and regardless of whether contributions made or due to the trust fund, insurance company or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

        (f)    Notwithstanding any provision in this Section 1.18 to the contrary, (i) no more than 501 Hours of Service for a Plan Year are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period); and (ii) no Hours of Service will be credited to an Employee if payment is made or due under a plan maintained solely for the purpose of complying with applicable workers' compensation, unemployment compensation or disability insurance laws.

        (g)   Hours of Service with a member of the Aggregation Group shall be recognized, except that simultaneous service with more than one such entity shall not result in duplication of credited Hours of Service.

        (h)   Hours of Service shall be computed and credited in accordance with paragraphs (b) and (c) of Section 2530.200b-2 of the Department of Labor Regulations.

        (i)    Solely for purposes of determining whether a One-Year Break in Service has occurred in a particular Plan Year, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, up to a maximum of 501 Hours, or in any case in which such Hours cannot be determined, eight Hours of Service per day of such absence, provided that the individual timely provides the Plan Administrator with such information as it shall require regarding such absence. For purposes of this Subsection, an absence from work for maternity or paternity reasons means an absence:

    (i)
    by reason of the pregnancy of the individual,

    (ii)
    by reason of the birth of a child of the individual,

    (iii)
    by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

    (iv)
    for purposes of caring for such child for a period beginning immediately following such birth or placement.

        The Hours of Service credited under this Subsection shall be credited in the Plan Year in which the absence begins if the crediting is necessary to prevent a One-Year Break in Service in that period, or in all other cases, in the following Plan Year.

        (j)    With respect to those Employees for whom records of actual Hours of Service are not kept (e.g. salaried Employees), Hours of Service shall be credited using an equivalency of 45 Hours of Service for each week for which an Employee is paid or entitled to payment for at least one Hour of Service.

        1.19. "Leased Employee" means any person (other than an employee of the recipient) who, pursuant to an agreement between the recipient and any other person ("Leasing Organization") has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of the recipient. Notwithstanding the foregoing, a Leased Employee shall not be considered an employee of the recipient if (a) the Leased Employee is covered by a money purchase pension plan providing (i) a nonintegrated employer contribution rate of at least 10% of compensation, as defined in Code Section 415(c)(3), (ii) immediate participation, and (iii) full and immediate vesting, and (b) Leased Employees do not constitute more than 20% of the recipient's non-highly compensated work force.

        1.20. "Limitation Year" means, for purposes of Section 415 of the Code, the Plan Year.

        1.21. "Normal Retirement Age" means the later of the Participant's 65th birthday, or the 5th anniversary of participation in the Plan.

        1.22. "One-Year Break in Service" means a Plan Year during which a Participant completes 500 or fewer Hours of Service.

        1.23. "Participant" means any Employee participating in the Plan in accordance with Article II.

        1.24. "Plan" means The United Natural Foods Employee Stock Ownership Plan, as set forth herein, as the same may be amended from time to time, and includes the Trust.

        1.25 "Plan Administrator" means the Employer, acting through an individual or committee designated by the Board.

        1.26. "Plan Year" means the Employer's fiscal year from August 1 through the following July 31.

        1.27. "Qualified Election Period" means the six-Plan-Year period beginning with the Plan Year in which the Participant first becomes a Qualified Participant.

        1.28. "Qualified Participant" means a Participant who has attained age 55 and who has completed at least 10 years of active participation in the Plan.

        1.29. "Suspense Account" means the account comprised of unallocated shares of Employer Stock maintained in accordance with Section 4.4.

        1.30. "Trust" means The United Natural Foods, Inc. Employee Stock Ownership Trust described in Article VIII which constitutes part of the Plan.

        1.31. "Trustee" means the person or persons appointed by the Board to serve at its pleasure as Trustee(s) of the Trust.

        1.32. "Valuation Date" means the last day of the Plan Year, and such other date(s) as the Plan Administrator may designate for valuing Plan assets.

        1.33. "Vested" means the portion of a Participant's Account that is non-forfeitable.

        1.34. "Year of Service" means the computation period of 12 consecutive months during which an Employee has completed at least 1000 Hours of Service with an Employer determined as follows:

          (a)   For purposes of eligibility for participation, the computation period shall begin with the date on which the Employee first performs or is credited with an Hour of Service. The participation computation period for determining a Year of Service shall then commence with the first day of the Plan Year which includes the first anniversary of the date on which the Employee first performed an Hour of Service.

          (b)   For purposes of determining a Participant's Vested interest in his or her Account, the computation period shall be the Plan Year.

          (c)   Service prior to the Effective Date shall be counted for eligibility and vesting purposes.

          (d)   Notwithstanding any other provision of the Plan, contributions, benefits and service credit with respect to qualified military service shall be provided in accordance with Section 414(u) of the Code.

          (e)   For eligibility and vesting purposes, Years of Service shall be determined by taking into account service with any member of the Aggregation Group, including service as a Leased Employee within such Group. Years of Service may also include any period of prior employment by any predecessor or affiliated organization upon such terms and conditions (uniformly applicable to Participants similarly situated) as the Plan Administrator may approve.

Article II. Eligibility and Participation

        2.1.    Eligible Employees.    All Employees who are Participants in the Plan as of the Effective Date of this amendment and restatement shall continue to participate in the Plan. Thereafter, all Employees are eligible to participate in the Plan except (a) Employees who are members of a collective bargaining unit, unless the applicable collective bargaining agreement provides for participation in the Plan, (b) Leased Employees, (c) Employees who are nonresident aliens and who do not receive any earned income from an Employer that constitutes income from sources within the United States, (d) independent contractors (or any person treated by the employer as an independent contractor regardless of any agency or judicial determination that the individual is an employee for other purposes); and (e) contract workers hired through, or who are employees of, an outside agency.

        2.2.    Commencement of Participation.    An eligible Employee shall become a Participant in the Plan as on the Entry Date coincident with or next following the date on which he or she attained age 18 and completed one Year of Service.

        2.3.    Participation of Affiliates, Etc.    The Employer may at any time and from time to time by action of its Board (a) authorize an Affiliate to adopt the Plan and establish the terms on which its employees shall commence participation in the Plan, or (b) provide for the merger into this Plan, and continuation of as a part of this Plan, any other retirement or pension plan of the Employer or an Affiliate, on such terms and conditions as the Board may establish.

        2.4.    Termination of Active Participation.    Except to the extent that an allocation under Section 4.2 may be required, active participation in the Plan shall cease when a Participant ceases to be employed within the Aggregation Group for any reason. Active participation shall also cease when a Participant is transferred to a nonparticipating member of the Aggregation Group, or is transferred to a classification of Employees not eligible to participate under Section 2.1.

        2.5.    Resumption of Active Participation.    A former active Participant who resumes employment as an Employee shall recommence participation in the Plan as of the date he or she is credited with his or her first Hour of Service after re-employment. If an Employee has become a Participant in the Plan and his or her status as an active Participant is subsequently terminated due to a transfer of employment to a nonparticipating Affiliate, or the Employee becomes ineligible under Section 2.1, the individual shall resume participation immediately upon his or her re-employment with a participating Employer or transfer to an eligible classification.

Article III. Contributions

        3.1.    Employer Contributions.

          (a)   For each Plan Year, the Employer shall contribute to the Plan, in cash or shares of Employer Stock, such amount as the Employer may determine in its sole discretion, which amount may be zero, provided that (i) the Employer's contribution shall not exceed the maximum deductible contribution for any Plan Year under Section 404 of the Code, and (ii) the Employer shall contribute sufficient cash to (A) make any required payments of principal and interest on any outstanding Acquisition Loan, (B) restore any Forfeitures suffered by reemployed former Participants to the extent required after application of Section 5.5(c), and (C) restore any Accounts which were cancelled in accordance with Section 9.7, after the missing owner has been located.

          (b)   The Employer may contribute all or part of the entire amount due on behalf of one or more other Employers and charge the amount thereof to the Employer responsible therefor. In any Plan Year, the contribution on behalf of Participants who are Employees of an Employer, when expressed as a percentage of the aggregate Compensation of such Participants, may, but need not, be the same as the contribution on behalf of the Participants who are Employees of another Employer.

          (c)   Contributions for any Plan Year shall be paid to the Trustee not later than the due date (including any extensions thereof) for filing the Employer's federal income tax return for its taxable year on account of which such contribution was made.

          (d)   All or part of the contributions made under Section 3.1.(a) may be used to purchase Employer Stock allocated to the Accounts of Participants or beneficiaries, if necessary to make cash distributions.

        3.2.    Limitations on Annual Additions.

          (a)   The maximum Annual Additions that may be contributed or allocated to a Participant's Account for any Limitation Year shall not exceed the lesser of:

    (i)
    the Defined Contribution Dollar Limitation, or

    (ii)
    100 percent of the Participant's compensation, within the meaning of Section 415(c)(3) of the Code for the Limitation Year.

  The "Defined Contribution Dollar Limitation" shall mean $40,000, as adjusted under Section 415(d) of the Code. The compensation limitation referred to above in (ii) shall not apply to any contribution for medical benefits (within the meaning of Section 419A(f)(2) of the Code) after separation from service which is otherwise treated as an Annual Addition, or to any amount otherwise treated as an Annual Addition under Section 415(l)(1) of the Code.

          (b)   For purposes of the Plan, "Annual Additions" shall mean, with respect to a Participant, the total of (i) the Employer contributions (whether or not used to pay principal or interest on any Acquisition Loan); (ii) Forfeitures (including any income attributable to Forfeitures); and (iii) amounts described in Sections 415(l)(1) and 419A(d)(2) of the Code (using the definitions found in Sections 415(l)(2) and 419A(d)(3) of the Code), allocated to a Participant's Account for the Limitation Year by the Employer. Notwithstanding any provision in this Section 3.2(b) to the contrary, if not more than one-third of the total Employer contributions for the Plan Year are allocated to the Accounts of Participants who are "highly compensated employees" (as defined below), then the term "Annual Additions" shall not include Forfeitures of Employer Stock if such Employer Stock was acquired with the proceeds of an Acquisition Loan, or any amounts contributed to the Trust by an Employer and applied to the repayment of interest on an Acquisition Loan. For purposes of this Section 3.2(b), shares of Employer Stock that are released from the Suspense Account and credited to a Participant's Account during any Plan Year shall be valued at the lesser of (i) the Participant's allocable share of Employer contributions for the Plan Year that are used to repay the Acquisition Loan, or (ii) the fair market value of Employer Stock released from the Suspense Account and allocated to the Participant's Account for the Plan Year as provided in Article IV. For any Plan Year a "highly compensated employee" is an Employee of the Employer or an Affiliate who (i) at any time during the Plan Year or the preceding Plan Year was a 5% owner of the Employer, or (ii) at any time during the preceding Plan Year received compensation from the Employer in excess of $80,000 (as adjusted for inflation in the manner provided in Section 415 of the Code, except that the base period shall be the calendar quarter ending September 30, 1996). At the option of the Employer, employees who are not among the top 20 percent of employees ranked on the basis of compensation paid during the Plan Year may be excluded from the definition of highly compensated employees. If, as a result of the allocation of Forfeitures, a reasonable error in estimating a Participant's compensation or other limited facts and circumstances that the Commissioner of the Internal Revenue Service finds justifiable under Treasury regulation Section 1.415-6(b)(6), the total Annual Additions to a Participant's Account would otherwise exceed the above limitations, the amount of such excess shall be allocated to a Contribution Suspense Account. The amount allocated to the Contribution Suspense Account shall be deemed to be a contribution of the Employer made on account of the Plan for the next Plan Year.

          (c)   If a participating Employer or any other member of the Aggregation Group (determined using the more than 50% control test in Section 415(h) of the Code), maintains any other defined contribution plan, each Participant's Annual Additions under the Plan shall be aggregated with the Participant's annual additions (within the meaning of Section 415(c)(2) of the Code) under each such other plan for the purposes of applying the limitations of Section 3.2(b). In the event the aggregated plan limitations of this Section 3.2 would be exceeded after application of the allocation rules set forth in Section 4.2, the annual additions provided under the other plan shall be reduced, or refunded if permitted by the terms of such plan, to the extent necessary to achieve compliance with the limitations of Section 415 of the Code.

          (d)   The Annual Additions allocated to each Participant's Account shall be further limited to the extent necessary to ensure compliance with the nonallocation provisions of Section 4.7.

        3.3.    Participant Contributions.    No Participant shall be required or permitted to contribute to the Plan.

        3.4.    Rollover Contributions.    This Plan will not accept rollover contributions from any source.

Article IV. Participants' Accounts

        4.1.    Separate Accounts.    The Plan Administrator shall maintain an Account for each Participant, to which shall be credited, as of each Valuation Date, the Participant's share of Employer contributions to the Plan, Forfeitures under the Plan, if any, and all earnings and/or losses thereon. Separate subaccounts shall be maintained to record each Participant's interest in Employer Stock (the "Stock Account") and other investments of the Trust (the "Other Investments Account"). The Plan

Administrator may also maintain a Stock Forfeiture Account and Other Investments Forfeiture Account in the name of a Participant who has terminated employment.

        The Stock Account shall reflect the Participant's share of Employer contributions made in Employer Stock or purchased with Employer contributions, his or her allocable share of released Financed Shares pursuant to Section 4.3(a), his or her allocable share of Forfeitures of Employer Stock, and his or her allocable share of any Employer Stock attributable to earnings on Employer Stock (such as stock dividends).

        The Other Investments Account shall reflect the Participant's share of Employer contributions made in cash and any cash dividends or distributions on Employer Stock allocated and credited to the Participant's Stock Account (other than currently distributable dividends or distributions), his or her share of cash Forfeitures, and any income, gains, losses, appreciation or depreciation attributable thereto.

        4.2.    Allocations

          (a)   Subject to the limitations of Section 3.2, Employer Stock released from the Suspense Account pursuant to Section 4.3(a) with respect to a Plan Year (after the special allocation required under Section 4.4 (a)(ii) if dividends are used to repay an Acquisition Loan), and Employer contributions and Forfeitures (other than Employer contributions and cash Forfeitures used to pay principal or interest on an Acquisition Loan) for such Plan Year shall be allocated to the Account of each Participant (i) who completed 1,000 or more Hours of Service during the Plan Year and was employed by the Employer on the last day of the Plan Year, or (ii) whose employment terminated during such Plan Year by reason of death, Disability, or at or after the attainment of Normal Retirement Age, in the proportion that the Participant's Compensation for the Plan Year from the Employer bears to the Compensation of all Participants entitled to share in the allocation for the Plan year.

          (b)   Allocations of Employer Stock shall be expressed in terms of whole and fractional shares.

        4.3.    Release from Suspense Account.

          (a)   Any Financed Shares acquired by the Trust shall initially be credited to a Suspense Account and will be allocated to the Accounts of Participants only as payments on the Acquisition Loan are made by the Trustees. The number of Financed Shares to be released from the Suspense Account for allocation to Participants' Accounts for each Plan Year shall be the number of Financed Shares held in the Suspense Account immediately before the release for the current Plan Year multiplied by a fraction, the numerator of which is the amount of principal paid on the Acquisition Loan for that Plan Year and the denominator of which is the sum of the numerator and the total of all payments of principal on that Acquisition Loan to be paid during the remaining term of the Acquisition Loan.

          (b)   At the option of the Plan Administrator and in accordance with the regulations under Section 4975 of the Code, Financed Shares may be allocated to the Accounts of Participants as payments of principal and interest on the Acquisition Loan are made by the Trustee. The number of Financed Shares to be released from the Suspense Account for allocation to Participants' Accounts for each Plan Year shall be based upon the ratio that the payments of principal and interest on the Acquisition Loan for the Plan Year bear to the total projected payments of principal and interest for the Plan Year and over the remainder of the Acquisition Loan repayment period (determined without any reference to any possible extensions or renewals thereof). For purposes of computing the above ratio, if the interest rate on an Acquisition Loan is variable, the interest to be paid in subsequent Plan Years shall be calculated by assuming that the interest rate in effect as of the end of the applicable Plan Year will be the interest rate in effect for the remainder of the term of the Acquisition Loan. Notwithstanding the foregoing, in the event such

  Acquisition Loan shall be repaid with the proceeds of a subsequent Acquisition Loan (the "Substitute Loan"), such repayment shall not operate to release all such Employer Stock in the Suspense Account, but, rather, such release shall be effected pursuant to the foregoing provisions of this Section 4.3 on the basis of payments of principal and interest on the Substitute Loan.

          (c)   If at any time there is more than one Acquisition Loan outstanding, separate accounts shall be established within the Suspense Account for each such Acquisition Loan. Each Acquisition Loan for which a separate account is maintained shall be treated separately for purposes of the provisions governing the release of Employer Stock from the Suspense Account under this Section 4.3.

          (d)   It is intended that the provisions of this Section 4.3 shall be applied and construed in a manner consistent with the applicable requirements of the Code and regulations. Employer Stock released from the Suspense Account for a Plan Year in accordance with this Section 4.3 shall be held in the Trust on an unallocated basis until allocated by the Plan Administrator pursuant to Section 4.2 as of the last day of that Plan Year.

        4.4.    Dividends on Employer Stock.

          (a)   In the discretion of the Plan Administrator, cash dividends paid on shares of Employer Stock allocated to Participants' Accounts may be (i) allocated to each Participant's Account in proportion that the number of shares of Employer Stock allocated to the Participant's Account bears to the total number of allocated shares of Employer Stock in the Trust, or (ii) used to repay, in whole or in part, principal (or interest) due on an Acquisition Loan; provided, however, that if cash dividends on allocated shares of Employer Stock are used to repay an Acquisition Loan, Employer Stock having a fair market value equal to the amount of the dividends which would otherwise have been credited to a Participant's Account shall be allocated to each such Account.

          (b)   Cash dividends on Employer Stock held in the Suspense Account shall be used to repay the related Acquisition Loan. Stock dividends on Employer Stock held in the Suspense Account shall be held in the Suspense Account and released as provided in Section 4.3.

          (c)   If so determined by the Plan Administrator, any cash dividends on Employer Stock allocated to Participants' Accounts may be paid currently (or within ninety (90) days after the end of the Plan Year in which the dividends are paid to the Trust) in cash to such Participant on a nondiscriminatory basis, or the Employer may pay such dividends directly to Participants. Such distribution (if any) of cash dividends to Participants may be limited to Participants who are still Employees, may be limited to dividends on shares of Employer Stock which are then Vested or may be applicable to dividends on all shares allocated to Participants' Accounts.

        4.5    Forfeitures.    The allocation of Forfeitures to Participants' Accounts shall be made after application of the rules set forth in Section 5.5.

        4.6.    Valuations.

          (a)   As of each Valuation Date, each Participant's Account shall be valued at fair market value and credited with the Participant's allocable share of any Forfeitures, earnings, losses or expenses of the Trust.

          (b)   All valuations of Employer Stock which are not readily tradable on an established securities market with respect to activities carried on by the Plan shall be made by an independent appraiser meeting requirements similar to those contained in Treasury regulations under Section 170(a)(1) of the Code.

          (c)   The allocation to a Participant's Account of earnings, losses, or expenses of the Trust shall be made in the proportion that the Participant's Account balance at the close of business as of the last day of the prior Plan Year bore to the total Account balances of all Plan Participants as of such date.

        4.7.    Prohibited Allocations.

          (a)   No portion of the Trust attributable to (or allocable in lieu of) Employer Stock acquired by the Plan in a sale to which Section 1042 of the Code applies ("Section 1042 Stock") may accrue or be allocated directly or indirectly under the Plan:

    (i)
    during the "Nonallocation Period", for the benefit of

    (A)
    any taxpayer who makes an election under Section 1042(a) of the Code with respect to the Employer Stock,

    (B)
    any individual who is related to the taxpayer (within the meaning of Section 267(b) of the Code), except as provided below,

    (ii)
    for the benefit of any other person who owns (after application of Section 318(a) of the Code applied without regard to the employee trust exception of Section 318(a)(2)(B)(i)) more than 25 percent of:

    (A)
    any class of outstanding stock of the Employer or any Affiliate, or

    (B)
    the total value of any class of outstanding stock of Employer or any Affiliate.

          (b)   Notwithstanding the foregoing, Section 1042 Stock or other assets in the Trust in lieu thereof may accrue or be allocated to lineal descendants of the taxpayer referred to in Section 4.7(a)(i)(A) above, provided that the aggregate amount allocated to the benefit of all such lineal descendants during the "Nonallocation Period" does not exceed more than five percent (5%) of the Section 1042 Stock (or amounts allocated in lieu thereof) held by the Plan which are attributable to a sale to the Plan by any person related to such descendants (within the meaning of Section 267(c)(4)) of the Code.

          (c)   A person shall be treated as failing to meet the stock ownership limitation under Section 4.7(a)(ii) above if such person fails such limitation:

    (i)
    at any time during the one (1) year period ending on the date of sale of Section 1042 Stock to the Plan, or

    (ii)
    on the date as of which Section 1042 Stock is allocated to Participants in the Plan.

          (d)   for purposes of this Section 4.7, "Nonallocation Period" means the period beginning on the date of the sale of the Section 1042 Stock and ending on the later of:

    (i)
    the date which is ten (10) years after the date of sale, or

    (ii)
    the date of the Plan allocation attributable to the final payment of the Acquisition Loan incurred in connection with such sale.

Article V. Vesting

        5.1.    Vesting Schedule.    A Participant's interest in his or her Account shall become Vested as follows:

Participant's Years of Service	Vested Percentage
less than 5	0%
5 or more	100%

        5.2.    Full Vesting.    Notwithstanding the provisions of Section 5.1 above, each Participant shall become fully Vested upon the Participant's death, Disability or attainment of Normal Retirement Age (provided the Participant is employed by an Employer on that date), or the date on which the

Participant is required to be fully Vested under the applicable provisions of the Code on account of the termination or partial termination of the Plan or the complete discontinuance of contributions to the Plan.

        5.3.    Past Service.    For purposes of determining a Participant's Vested interest in his or her Account, Years of Service shall include employment with the Employer or an Affiliate recognized under Section 1.34 before the Effective Date.

        5.4.    Breaks In Service.

          (a)   If a Participant terminates employment and incurs five (5) or more consecutive One-Year Breaks in Service, then in the event that the Participant is reemployed, all Years of Service after such termination will be disregarded for the purpose of determining the Participant's Vested interest in his or her Account that accrued before such Breaks.

          (b)   If a Participant had no Vested interest at the time the Participant terminated employment, Years of Service prior to any period of consecutive One-Year Breaks in Service shall not be taken into account if the number of consecutive One-Year Breaks in Service equals or exceeds the greater of five (5), or the number of Years of Service credited to the Participant prior to such Breaks.

        5.5.    Treatment of Forfeitures.

          (a)   If a Participant terminates employment, any amount credited to the Participant's Account which is not Vested at the time of the Participant's termination of employment shall become a Forfeiture as of the earlier of (i) the last day of the Plan Year in which the Participant received a complete distribution of the Participant's Vested interest in his or her Account, or (ii) the Participant's fifth consecutive One-Year Break in Service. For purposes of this Section 5.5, a Participant who has no Vested interest shall be deemed to have received a complete distribution of his or her Vested interest as of the last day of the Plan Year in which the Participant terminates employment. If a portion of a Participant's Account is forfeited, Employer Stock allocated to the Participant's Account shall be forfeited only after other assets.

          (b)   If a former Participant shall be reemployed by the Employer before incurring five (5) consecutive One-Year Breaks in Service, any Forfeiture incurred under Section 5.5, and any undistributed portion of the Participant's Vested interest in the Account, shall be reinstated and maintained as a separate Account until the Participant becomes fully Vested. At any subsequent time until the Participant becomes fully Vested, the Participant's Vested interest in the reinstated Account shall be equal to an amount ("X") determined by the formula X = P(AB + D) -D, where P equals the Participant's Vested percentage, AB Equals the Account balance, and D is the amount of the prior distribution or deemed distribution.

          (c)   Forfeitures occurring during any Plan Year shall be used first to restore (i) any Forfeitures for reemployed former Participants pursuant to Section 5.5(b), and (ii) cancelled Accounts of missing persons who have been located pursuant to Section 9.7. Any remaining Forfeitures shall be allocated among Participants as provided in Section 4.2.

Article VI. Distributions from the Plan

        6.1.    Time and Manner of Distributions.

          (a)   Distribution of the balance in a Participant's Account shall commence as soon as practicable after the Participant's death, Retirement at or after age 65, Disability or separation from service for any other reason. However, if the value of the Vested portion of a Participant's

  Account exceeds Five Thousand Dollars ($5,000), the Participant may elect to defer distribution until his or her Retirement at or after age 65.

          (b)   Notwithstanding any other provision of the Plan, unless a Participant elects otherwise, distribution of the Vested portion of the Participant's Account must commence not later than the sixtieth (60th) day after the close of the Plan Year in which occurs the latest of: (i) the date the Participant attains age 65; (ii) the date the Participant's employment with an Employer terminates; or (iii) the tenth (10th) anniversary of the date on which the Participant commenced participation in the Plan.

          (c)   A Participant's benefits must begin to be distributed in accordance with the requirements of the regulations under Section 401(a)(9) of the Code not later than April 1st of the calendar year following the later of: (i) the calendar year in which the Participant attains age 70 1/2, or (ii) the calendar year in which the Participant retires; provided, however, that clause (ii) shall not apply in the case of a Participant who is a 5- percent owner of the Employer. Notwithstanding any provision of this Section 6.1 to the contrary, distributions shall be made in accordance with Section 401(a)(9) of the Code and the regulations thereunder.

          (d)   Distribution of the Vested portion of a Participant's Account shall be made pursuant to the election of the Participant (or at the election of the Beneficiary if no election has been made prior to the Participant's death) in either (i) a lump sum or (ii) five (5) substantially equal annual installments equal to one-fifth of the Vested Account balance in the first year; one-fourth in the second year; one third in the third year; one-half in the fourth year, and the remaining balance in the fifth year. If a Participant dies before benefit distribution has commenced, the Vested portion of the Participant's Account shall be fully distributed not later than five (5) years after the date of the Participant's death. If installment distributions commenced prior to the Participant's death, they shall continue to the Participant's beneficiary.

          So long as the Employer Stock held in the Plan is publicly traded on a nationally recognized securities exchange, distributions to Participants shall be made in the form of Employer Stock, except for the value of fractional shares, which shall be distributed in cash. If the Employer Stock acquired with the proceeds of an Acquisition Loan consists of more than one class, the Participant must receive substantially the same proportion of each class.

          (e)   So long as the Employer Stock held in the Plan is publicly traded on a nationally recognized securities exchange, an active Participant who (i) is not a "highly compensated employee" within the meaning of Section 414(q) of the Code, (ii) has completed at least 8 years of participation in the Plan, and (iii) has not received a distribution or transfer under this Section or Section 6.1(f), or a hardship distribution or in-service transfer under the Prior Plan within the preceding 8 years, may elect to receive a distribution of up to fifty percent (50%) of the Participant's Account balance as an "In-Service Distribution". An In-Service Distribution shall be made in the form of Employer Stock. An In-Service Distribution to a participant who has previously received an In-Service Distribution, an In-Service Transfer under Section 6.1(f) or a hardship distribution or in-service transfer under the Prior Plan (each a "Prior Withdrawal") may not exceed 50% of the sum of the balance in the Participant's Account as of the date of the Participant's election plus the amount of all Prior Withdrawals, less the amount of all Prior Withdrawals. In-Service Distributions shall be made in a uniform nondiscriminatory manner in accordance with policies adopted by the Plan Administrator.

          (f)    So long as the Employer Stock held in the Plan is publicly traded on a nationally recognized securities exchange, an active Participant who (i) is not a "highly compensated employee" within the meaning of Section 414(q) of the Code, (ii) has completed at least 8 years of participation in the Plan, and (iii) has not received a Prior Withdrawal within the preceding 8 years, may elect to make a transfer of up to fifty percent (50%) of the Participant's Account balance, as an "In-Service Transfer" to a tax-qualified defined contribution plan sponsored by the Employer or an Affiliate which accepts said transfers. To the extent required to fund the In-Service Transfer, Employer Stock allocated to the Participant's Account shall be sold. An In-Service Transfer to a Participant who has received a Prior Withdrawal may not exceed 50% of the sum of the balance in the Participant's Account as of the date of the Participant's election plus the amount of all Prior Withdrawals, less the amount of all Prior Withdrawals.

          (g)   Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Participant's election under this Section 6.1(g), a Participant may elect, at the time and in the manner prescribed by the Plan Administrator, to have all or any portion of an eligible rollover distribution paid in a direct rollover, in cash or Employer Stock, directly to an eligible retirement plan specified by the Participant.

        An "eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the Participant, except that an eligible rollover distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's designated beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Code Section 401(a)(9); (iii) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (iv) any hardship distribution described in Section 401(K)(2)(B)(i)(IV) of the Code; and (v) other items designated not to be eligible rollover distributions by regulation, revenue ruling, notice, or other guidance issued by the Department of the Treasury.

        An "eligible retirement plan" is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a) or 403(b), an eligible plan under Section 457 of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or a political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, or a qualified trust described in Code Section 401(a), that accepts the Participant's eligible rollover distribution. However, in the case of an eligible rollover distribution to a surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. The Participant's surviving spouse and the Participant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code section 414(p), are considered Participants with regard to the interest of the spouse or former spouse.

        6.2.    Diversification Election.

          (a)   Each Qualified Participant shall be permitted to make a Diversification Election with respect to 25 percent of the total number of shares of Employer Stock acquired by or contributed to the Plan that have ever been allocated to such Qualified Participant's Account (reduced by the number of shares to which any prior Diversification Election applied) within 90 days after the last day of each Plan Year during the Participant's Qualified Election Period. Within 90 days after the close of the last Plan Year in the Participant's Qualified Election Period, a Qualified Participant may make a Diversification Election with respect to 50 percent of the total number of shares of Employer Stock acquired by or contributed to the Plan that have ever been allocated to such Qualified Participant's Account (reduced by the number of shares previously distributed pursuant to a Diversification Election). A Participant's Diversification Election shall be submitted to the Plan Administrator in writing.

          (b)   The Diversification Election shall be satisfied through the transfer in cash of that portion of the Participant's Account covered by the Diversification Election to another qualified plan of an Employer which accepts such transfers, within the 90-day period described in Section 6.2(a), provided that such plan permits employee-directed investments and offers at least three (3) distinct investment options.

        6.3.    Put Option.    If at the time of distribution, Employer Stock distributed from the Trust is not treated as "readily tradable on an established market" within the meaning of Section 409(h) of the Code, a Participant or beneficiary who receives shares of such Employer Stock pursuant to Section 6.1 or 6.2 shall have the right (a "put") to require the Employer to purchase the shares of Employer Stock for their fair market value determined pursuant to Section 4.6. The put shall be exercisable by written notice to the Plan Administrator during the first 60 days after the stock is distributed by the Plan and, if not exercised in that period, during the first 60-day period in the next Plan Year after the valuation of Employer Stock under Section 4.6(b) has been completed. If the put is exercised, the Trustees may, in their discretion, assume the Employer's rights and obligations with respect to purchasing the stock. Payment of the fair market value of the distributed shares under the put shall be made in a lump sum or, if the Employer Stock was distributed as part of a total distribution, in substantially equal annual installments commencing not later than thirty (30) days after the Participant exercises the put option over a period not exceeding 5 years. Installment obligations under the put option may be prepaid at any time. If payment is made in installments, adequate security shall be provided and reasonable interest shall be paid on the unpaid principal balance.

        6.4.    Designation of Beneficiary.    Each Participant may designate a beneficiary or beneficiaries to receive any benefits payable to the Participant under the Plan upon the Participant's death and may change any such designation at will. Such beneficiary or beneficiaries shall receive benefits pursuant to Section 6.1. of the Plan. Any designation or change of designation shall be made in writing in the form and manner prescribed by the Plan Administrator, and shall be effective upon receipt by the Plan Administrator. Notwithstanding the foregoing, if the Participant is married, the Participant's surviving spouse shall be the designated beneficiary, unless such spouse has consented in a duly notarized written consent to the designation of another beneficiary. If the Participant fails to properly designate a beneficiary, or if the Plan Administrator shall be unable to locate the designated beneficiary after reasonable efforts have been made, or if no named beneficiary shall survive the Participant, distribution of the Vested portion of the deceased Participant's Account shall be made to the Participant's estate.

        6.5.    Proof of Death, Etc.    The Plan Administrator may require the execution and delivery of such documents, papers and receipts as the Plan Administrator may determine necessary or appropriate in order to establish the fact of death of the Participant and the right and identity of any beneficiary or other person or persons claiming any benefits under this Plan.

        6.6.    Qualified Domestic Relations Order.    In addition to payments made under Section 6.1 on account of a Participant's separation from service, payments may be made to an Alternate Payee (as defined below) prior to, coincident with, or after a Participant's separation from service if made pursuant to a Qualified Domestic Relations Order. A distribution to an Alternate Payee may be made out of a Participant's Account without regards to the Participant's earliest retirement age. Nothing in this subsection 6.7 shall provide a Participant with a right to receive a distribution at a time not otherwise permitted under the Plan, nor shall it provide the Alternate Payee with a right to receive a form of payment not permitted under the Plan. The term "Qualified Domestic Relations Order" means any judgment, decree, or order (including approval of a property settlement agreement) which:

          (a)   relates to the provision of child support, alimony payments, or marital property rights to a spouse, child or other dependent of a Participant,

          (b)   is made pursuant to a State domestic relations law (including a community property law),

          (c)   creates or recognizes the existence of an Alternate Payee's right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to the Participant,

          (d)   clearly specifies the name and last known mailing address, if any, of the Participant and the name and mailing address of each Alternate Payee covered by the order, the amount and percentage of the participant's benefits to be paid by the Plan to each Alternate Payee, or the manner in which such amount or percentage is to be determined, the number of payments or period to which such order applies and each plan to which such order applies, and

          (e)   does not require the Plan to provide (i) any form or type of benefit, or any option, not otherwise provided under the Plan, (ii) increased benefits, or (iii) benefits to an Alternate Payee which are required to be paid to another payee under another order previously determined by the Plan Administrator to be a Qualified Domestic Relations Order.

        The Plan Administrator shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. The Plan Administrator may, in it sole discretion, establish and maintain a segregated account for each Alternate Payee. The term "Alternate Payee" means any spouse, former spouse, child or other dependent of a Participant who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefits payable under the Plan with respect to the Participant.

Article VII. Plan Administration

        7.1.    Organization of the Plan Administrator.    The Employer, acting through the Corporate Vice President of Human Resources or such other individual or committee as may be designated by the Board, shall be the Plan Administrator and shall administer the Plan on behalf of the Employer. Any person serving as Plan Administrator may be removed by the Board at any time, and may resign by delivering written notice to the Board. A person or committee serving as the Plan Administrator hereunder shall report to the Board periodically with regard to the matters for which it is responsible under the Plan, but in no event less frequently than annually.

        7.2.    Operation of the Plan Administrator.    The Plan Administrator may make such rules regarding its duties as Plan Administrator as it may deem necessary or appropriate. No person serving as Plan Administrator shall be entitled to act on or decide any matter relating to any of his or her rights or benefits under the Plan.

        7.3.    Responsibilities of the Employer and Plan Administrator.    The Plan Administrator shall be the named fiduciary of the Plan and shall serve as the administrator of the Plan as defined in Section 3(16) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan Administrator shall have general responsibility for:

          (a)   Operating, interpreting and administering the Plan in accordance with the terms of the pertinent documents, written resolutions adopted from time to time governing the Plan and any related funding agreement;

          (b)   Determining benefit eligibility, communicating and administering the distribution provisions of Article VI of the Plan, and directing the Trustee as to the time and manner of benefit distributions under the Plan, and;

          (c)   Establishing procedures and adopting uniform rules and regulations including, without limitation, funding and liquidity policies for the Trust, as it deems necessary or appropriate for the effective administration of the Plan;

          (d)   Hiring persons and organizations to provide legal, accounting, actuarial and other services necessary to the Plan;

          (e)   Issuing directions for the payment of any fees, taxes, charges or other costs incidental to the operation and management of the Plan as provided in Section 7.5;

          (f)    Preparing and filing all reports and returns required to be filed by the Plan with any government agency and submitting an annual report of the operations of the Plan to the Board;

          (g)   Compliance with all disclosure requirements imposed by state or federal law;

          (h)   Maintenance of all records of the Plan other than those required to be maintained by the Trustee, including, without limiting the foregoing, records and information with respect to the employment date, date of participation in the Plan and, elections by Participants, their spouses and beneficiaries, and consents granted and determinations made under the Plan and the Trust; and

          (i)    Performance of all other acts required by the Plan documents or applicable law to be performed by the Plan Administrator.

The Plan Administrator shall have, except as otherwise provided herein, all powers necessary to carry out the provisions of the pertinent documents, shall have the exclusive right to construe such documents and to determine and resolve any question that may arise in connection with the funding, application or administration of the Plan, and may secure all reasonable assistance and advice in the performance of its duties. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or person who is employed or engaged for such purposes.

        7.4.    Management of Trust Fund Assets.    The Trustee shall have exclusive responsibility, subject to specific provisions of the Plan and Trust, for the management and control of the assets of the Trust.

        7.5.    Expenses.    Any person acting as Plan Administrator shall be reimbursed for the reasonable expenses incurred in connection with their services. All costs and expenses incurred in the implementation, administration and operation of the Plan shall be paid by the Plan to the extent not paid by the Employer. Except as otherwise required by ERISA, no bond or other security shall be required of any person acting as Plan Administrator in any jurisdiction.

        7.6.    Allocation and Delegation of Responsibility.    If more than one person is serving as Plan Administrator, they may allocate their duties in any manner they deem appropriate, by a written instrument signed by all members of the Plan Administrator. A copy of any such instrument shall be maintained with the Plan records. In the event the Plan Administrator should so allocate its duties, an individual shall be liable only for those duties specifically allocated to him or her under the instrument, and not for those allocated to any other person. The Plan Administrator may delegate to any person or agent its responsibility to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Plan Administrator. A person exercising administrative responsibilities delegated by the Plan Administrator shall be subject to removal by the Plan Administrator at any time, and may resign by delivering written notice to the Plan Administrator.

        7.7.    Indemnification.    To the maximum extent permitted by law, no person serving as Plan Administrator shall be personally liable by reason of any contract or other instrument executed by the person or on the person's behalf in his or her capacity as Plan Administrator nor for any mistake of judgment made in good faith, and the Employer shall indemnify and hold harmless directly from its own assets (including the proceeds of any insurance policy, the premiums of which are paid from the Employer's own assets) each person serving as the Plan Administrator and each other officer, Employee, or director of the Employer to whom any duty or power relating to the administration or interpretation of the Plan or to the management and control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability (including any amount imposed in the form of a money judgment, civil penalty, excise tax, or any sum paid in settlement of a claim with the approval of the Employer) arising out of any act or omission to act in connection with the Plan unless arising out of such person's gross negligence, willful misconduct or bad faith. No such individual shall be liable with respect to a breach of fiduciary duty if such a breach occurred before the individual became a fiduciary or after he or she ceased to be a fiduciary.

        7.8.    Service of Process.    The Corporate Vice President of Human Resources of the Employer, or such other person(s) as may from time to time be designated by the Plan Administrator, shall be the agent for service of process under the Plan.

        7.9.    Statement of Account.    The Plan Administrator shall provide each Participant with an annual statement of the Participant's Account as of the last day of the preceding Plan Year.

        7.10.    Advisory Committee.    The Board may, in its discretion, appoint an advisory committee of Employees to assist the Plan Administrator in explaining and communicating the terms of the Plan to Participants.

Article VIII. The Trust

        8.1.    Establishment of Trust.    Contemporaneously with the execution of this amended and restated Plan, the Employer shall execute a trust agreement with one (1) or more Trustees appointed by the Board, to hold the assets of the prior plan, into which all contributions to the Plan shall be paid, and from which all benefits under the Plan and any Plan expenses not paid directly by the Employer shall be paid. All contributions to the Plan shall be paid over to the Trustee and held and invested pursuant to the provisions of the Trust

        8.2.    Interest in Trust.    No person shall have any interest in or right to any part of the earnings or the assets of the Trust, except as and to the extent provided herein. The Employer and any participating affiliated Employers shall have no liability for the payment of benefits from the Trust nor for the administration of funds paid to the Trustee.

        8.3.    Accounts.    A Participant's interest in the Trust shall be reflected in his or her Account. One or more subaccounts shall be established under each Participant's Account as described in Section 4.1. Notwithstanding the foregoing, the Trust shall be treated as a single trust for purposes of investment and administration, and nothing contained herein shall require a physical segregation of assets for any subaccount or Account. The Trustee shall render an account of the transactions of the Trust to the Board and to the Plan Administrator at least annually and at such other times as may reasonably be required by the Board or the Plan Administrator.

        8.4.    Investment of Assets and Voting Rights.

          (a)   The Trustee shall invest all cash contributions to the Plan and any earnings thereon in Employer Stock, except to the extent necessary to meet the requirements of the Plan liquidity policy as communicated to the Trustee by the Plan Administrator. No investment in Employer Stock shall be made at a price in excess of the fair market value of such Stock at the time of purchase. Assets of the Trust not invested in Employer Stock shall be invested by the Trustee or by an investment manager appointed by the Board. Employer contributions made in cash, and other cash received by the Trustee, may be used to acquire Employer Stock on the open market, or directly from the issuer or from one or more of its shareholders.

          (b)   Voting rights with respect to Employer Stock held by the Trust shall be exercised by the Trustee in accordance with the following provisions of this Section 8.4(b):

    (i)
    The Trustee shall vote all Employer Stock held as part of the Plan assets.

    (ii)
    Notwithstanding the foregoing, if the Employer has a registration-type class of securities, each Participant or beneficiary shall be entitled to direct the Trustee as to the manner in which the Employer Stock allocated to the Account of such Participant or beneficiary is to be voted. The Trustee shall vote unallocated Employer Stock and allocated Employer

      Stock for which no voting instructions are received in the same proportions as Participants have given directions to the Trustee to vote their allocated Employer Stock. If the Employer does not have a registration-type class of securities, each Participant or beneficiary shall be entitled to direct the Trustee as to the manner in which voting rights on shares of Employer Stock which are allocated to the Account of such Participant or beneficiary are to be exercised with respect to any corporate matter which involves the voting of such shares with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction as may be prescribed in regulations under Section 409(e) of the Code. For purposes of this Section, the term "registration-type class of securities" means: (A) a class of securities required to be registered under Section 12 of the Securities Exchange Act of 1934; and (B) a class of securities which would be required to be so registered except for the exemption from registration provided in subsection (g)(2)(H) of such Section 12.

    (iii)
    To facilitate the pass through voting rights described in (ii) above, the Trustee, with the assistance of the Plan Administrator, shall deliver to each Participant a copy of all proxies, notices and other information which is distributed to voting shareholders generally; and the Plan Administrator shall establish such procedures for the collection of Participants' instructions as to the voting of Employer Stock and the timely transmission of such instructions to the Trustee as it shall determine to be appropriate.

        8.5.    Acquisition Loans.    The Trustee may incur an Acquisition Loan from time to time from any person, including a disqualified person, for the purpose of financing the acquisition of Financed Shares for the Trust, or repaying the Acquisition Loan or a prior Acquisition Loan. All Acquisition Loans shall satisfy the following requirements:

          (a)   The Acquisition Loan must be at a reasonable rate of interest;

          (b)   Any collateral pledged to the creditor by the Plan shall consist only of Employer Stock purchased with the borrowed funds, or Employer Stock that was used as collateral on a prior Acquisition Loan repaid with the proceeds of the current Acquisition Loan;

          (c)   Under the terms of the Acquisition Loan, any pledge of Employer Stock shall provide for the release of shares so pledged on a pro-rata basis pursuant to Section 4.3;

          (d)   Under the terms of the Acquisition Loan, the creditor shall have no recourse against the Plan except with respect to such collateral, earnings attributable to such collateral, Employer contributions (other than contributions of Employer Stock) that were made to meet obligations under the Loan, and earnings attributable to such contributions;

          (e)   The Acquisition Loan must be for a specific term and may not be payable at the demand of any person, except in the event of default;

          (f)    In the event of default, the value of Plan assets transferred in satisfaction of the Acquisition Loan shall not exceed the amount of default. If the lender is a disqualified person, an Acquisition Loan shall provide for a transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the Acquisition Loan; and

          (g)   Acquisition Loan payments during a Plan Year must not exceed an amount equal to (i) the sum, over all Plan Years, of all contributions and cash dividends paid by the Employer to the Plan with respect to such Acquisition Loan and earnings on such Employer contributions and cash dividends, less (ii) the sum of the Acquisition Loan payments in all preceding Plan Years. A separate accounting shall be maintained for such Employer contributions, cash dividends and earnings until the Acquisition Loan is repaid.

For purposes of this Section, the term "disqualified person" means a person within the meaning of Section 4975(e)(2) of the Code who is (i) a fiduciary; (ii) a person providing services to the Plan; (iii) an employer any of whose employees are covered by the Plan; (iv) an employee organization any of whose members are covered by the Plan; (v) an owner, direct or indirect, of 50% or more of the total combined voting power of all classes of voting stock or of the total value of all classes of stock, of an employer or employee organization described in (iii) or (iv); (vi) a member of the family of any individual described in (i) through (iii), or (v); (vii) a corporation, partnership, trust or estate of which (or in which) 50% or more of the voting power, capital interest or beneficial interest, as appropriate, is owned by any person described in (i) through (v); (viii) an officer, director, 10% or more shareholder, or a highly compensated employee of a person described in (iii) through (v), or (vii); or (ix) a 10% or more partner (in capital or profits) or joint venturer of a person described in (iii) through (v), or (vii).

        No Employer Stock, except as provided in Section 6.3 and Section 6.4, acquired with the proceeds of an Acquisition Loan may be subject to a put, call, or other option, or buy-sell or similar arrangement when held by and when distributed from the Trust, whether or not the Plan is then an ESOP. The protections and rights granted in this section are nonterminable, and such protections and rights shall continue to exist under the terms of this Plan so long as any Employer Stock acquired with the proceeds of an Acquisition Loan is held by the Trust or by any Participant or other person for whose benefit such protections and rights have been created, and neither the repayment of such Loan nor the failure of the Plan to be an ESOP, nor an amendment of the Plan shall cause a termination of said protections and rights.

        8.6.    Liability of Trustee.    The Trustee shall administer the Trust, in accordance with the Plan documents, solely for the benefit of Plan Participants, with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man familiar with such matters would employ acting in a like capacity and with like aims, and shall be liable only to the extent the Trustee fails to act in such manner. A Trustee shall be liable for a breach of such duty by another Trustee only to the extent he or she could have prevented such breach, or participated therein, or failed to make reasonable efforts to remedy such breach after obtaining knowledge thereof. No Trustee shall incur any liability on account of any action taken at the direction of the Employer or the Plan Administrator in accordance with the terms of the Plan, or for any investment decision made at the direction of an investment manager.

        8.7.    Allocation of Duties.    If more than one Trustee has been appointed, the Trustees shall have the power to allocate their duties among themselves by a written instrument signed by all the Trustees, copies of which are delivered to the Plan Administrator and the Board. In the event the Trustees should so allocate their responsibilities, each Trustee shall be liable only for those duties specifically allocated to him or her, and not for those not specifically allocated to another Trustee.

        8.8.    Legal Limitation.    The Trustee shall not be required to engage in any transaction, including, without limitation, a purchase or sale of Employer Stock, if the Trustee determines in its sole discretion that such action might tend to subject the Trustee, the Plan, an Employer or any Participant to liability under federal or state laws.

        8.9.    Appointment of Independent Fiduciary.    Notwithstanding any provision of the Plan or Trust to the contrary, the Board may appoint an Independent Fiduciary to act on behalf of the Plan and Trust, or to direct the Trustee to act on behalf of the Plan and Trust, with respect to any issue which involves a conflict of interest, or for any other purpose determined by the Board. The Independent Fiduciary shall be granted such power, authority and discretion as may be necessary and appropriate for it to carry out its duties and responsibilities, including, but not limited to, any and all powers and discretion granted to the Plan Administrator or the Trustee under the Plan and Trust and the authority to direct the Trustee to take such action as the Independent Fiduciary determines to be appropriate.

Article IX. General

        9.1.    Amendment of Plan.    (a) The Employer reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to conform with governmental regulations or other policies, to modify or amend in whole or in part any or all of the provisions of the Plan, without the consent of any participating Affiliate, Participant or beneficiary; provided, however, that the Vested benefit of any Participant on the later of (i) the date the amendment is adopted, or (ii) the date the amendment is effective, shall not be less than the Participant's Vested benefit under the Plan without regard to such amendment.

          (b)   In the event the vesting schedule provided in Section 5.1 is amended, or changed on account of the Plan becoming or ceasing to be Top-Heavy, any Participant who has completed at least three (3) Years of Service may elect to have the Vested interest in his or her Account determined under the Plan without regard to such amendment or change by notifying the Plan Administrator in writing within the election period hereinafter described. The election period shall begin on the date such amendment is adopted or the date such change is effective, as the case may be, and shall end no earlier than the latest of the following dates:

    (i)
    the date which is 60 days after the day such amendment is adopted;

    (ii)
    the date which is 60 days after the day such amendment or change becomes effective; or

    (iii)
    the date which is 60 days after the day the Participant is given written notice of such amendment or change by the Plan Administrator.

        Any election made pursuant to this Section 9.1 (b) shall be irrevocable.

        9.2.    Plan Termination.

          (a)   The Employer reserves the right to terminate the Plan in whole or in part or to discontinue contributions hereto at any time without the consent of any Employee, Participant or beneficiary. Each affiliated Employer, by its adoption of the Plan, shall be deemed to have delegated this authority to the Employer.

          (b)   Upon termination of the Plan, no further contributions shall be made under the Plan and no amount shall thereafter be payable under the Plan to or in respect of any Participant except as provided in this Section 9.2. To the maximum extent permitted by ERISA, transfers, distributions or other dispositions of the assets of the Plan as provided in this Section 9.2 shall constitute a complete discharge of all liabilities under the Plan. All of the provisions of the Plan which in the opinion of the Plan Administrator are necessary for the administration of the Plan and the administration and distribution, transfer or other disposition of the assets of the Plan in accordance with this Section 9.2 and Section 9.11 shall remain in force. The interest of each Participant as of the date of the termination of the Plan in the amount, if any, allocated to the Participant's Account shall be non-forfeitable as of such date. Upon receipt by the Plan Administrator of the approval of the Internal Revenue Service of such termination, the value of each such Account shall be determined as of the Valuation Date coinciding with or immediately preceding the date of distribution and shall be paid from the Trust to each Participant and former Participant (or, in the event of the death of a Participant or former Participant, the beneficiary thereof) in a lump sum or any manner of distribution specified in Article VI above, as the Plan Administrator shall determine. All determinations, approvals and notifications referred to above shall be in form and substance and from a source satisfactory to counsel for the Plan.

          (c)   In the event that the Plan Administrator or the Internal Revenue Service determines that a partial termination (within the meaning of ERISA) of the Plan has occurred, then the interest of each Participant affected thereby in the amount, if any, allocated to his or her Account shall be non-forfeitable as of the date of such partial termination.

        9.3.    Notice of Amendment.    Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Board to the Plan Administrator, the Trustee and all Employers.

        9.4.    Non-Alienation of Benefits.    No benefit under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, except insofar as may be otherwise required by law or in accordance with a "qualified domestic relations order" (as defined in Section 414(p) of the Code). Any attempt to do so shall be void and shall entitle the Plan Administrator to suspend such benefit and to hold or apply the same to or for the benefit of such Participant or his or her beneficiary, spouse, child, parent or other blood relative, or any of them.

        9.5.    Employment Relation.    The establishment of the Plan shall have no effect on the employment rights of any Employee or former Employee of an Employer. The adoption and maintenance of the Plan shall not constitute a contract between the Employer and any Employee, or consideration for, or an inducement to or condition of, the employment of any Employee.

        9.6.    Payments to Minors and Incompetents.    In the event that the Plan Administrator shall determine that a Participant or beneficiary hereunder is a minor, is unable to care for his or her affairs due to illness or accident, or is otherwise incompetent to receive a benefit payable hereunder, the Plan Administrator may, in its discretion, direct that any benefit payment due the Participant, if not claimed by a duly appointed legal representative, may be held for the Participant or may be paid to his or her spouse, child, parent or other blood relative, or to a person with whom he or she resides, and any payment so made shall completely discharge the liability of the Plan therefor.

        9.7.    Missing Persons.    If the Plan Administrator after undertaking a reasonable investigation, cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if after such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Plan Administrator or the Employer and, within twelve months after such mailing, such person has not made written claim therefor, the Plan Administrator, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be cancelled on the records of the Plan and the amount thereof allocated as an Employer contribution for the benefit of other Participants, and upon such cancellation, the Plan and the Trust shall have no further liability therefor. If the Plan Administrator subsequently locates such person, the cancelled Account shall be restored in the manner described in Section 3.1(a)

        9.8.    Sole Source of Benefits.    The Participants in the Plan and their beneficiaries shall look solely to the assets of the Trust established hereunder for the benefits payable hereunder, and the Employer shall not be liable hereunder except to the extent payments are made to the Trust.

        9.9.    Plan Qualification.    Notwithstanding any other provision of the Plan, the adoption of this amendment and restatement to the Plan is conditioned upon the Plan and Trust being determined by the Internal Revenue Service to continue to meet the qualification requirements of Section 401(a) of the Code, so that the Employer may deduct currently for Federal income tax purposes its contributions to the Trust and so that the Participants may exclude the contributions from their gross income and recognize income only when they receive benefits. In the event that this amended and restated Plan is held by the Internal Revenue Service not to qualify under Section 401(a) of the Code, the Plan may be amended retroactively to the earliest date permitted by Treasury regulations in order to secure qualification under Section 401(a) of the Code.

        9.10.    Merger, Consolidation, Etc.    No merger or consolidation with, or transfer of assets or liabilities to, any other plan shall occur unless, immediately after such merger, consolidation or transfer each Participant in the Plan would, if the Plan were then terminated, be entitled to receive a benefit equal to or greater than the benefit he or she would have been entitled to receive immediately before such merger, consolidation, or transfer if the Plan had then been terminated.

        9.11.    Exclusive Benefit.    Except to the extent required to be used to repay an Acquisition Loan, and under the circumstances permitted from time to time by the law governing the requirements applicable to qualified plans, within the meaning of Section 401 of the Code (or any successor provision), none of the assets held by the Trustee under the Plan shall, prior to the satisfaction of all liabilities under the Plan, ever revert to any Employer or otherwise be diverted to purposes other than the exclusive benefit of the Participants or their beneficiaries. Notwithstanding the foregoing:

          (a)   any contribution made by an Employer or on behalf of an Employer because of a mistake of fact may be returned to such Employer within one year after such contribution is made; and

          (b)   if the deduction of a contribution by an Employer or on behalf of an Employer is disallowed under Section 404 of the Code, then, to the extent the deduction is disallowed, such contribution may be returned to such Employer within one year after the disallowance of the deduction.

        9.12.    Claims for Benefits.    In the event a claim for benefits under the Plan is denied, notice of such denial shall be given to the Participant or beneficiary whose claim has been denied, clearly stating the reason for such denial and informing such Participant or beneficiary of the procedure for obtaining a full and fair review of such denial.

        9.13.    Service of Plan Fiduciaries.    Any Trustee, person or committee serving as Plan Administrator, and any other fiduciary with respect to the Plan may serve the Plan in more than one such capacity.

        9.14.    Governing Law.    The Plan shall be construed, interpreted, regulated and administered under the laws of the State of Delaware to the extent such laws are not preempted by federal law.

        9.15.    Gender and Number.    Wherever used herein, the masculine gender shall include the feminine gender and the singular shall include the plural, unless the context clearly requires otherwise.

        9.16.    Titles and Headings.    The titles to Articles and headings of Sections of the Plan are for convenience of reference only. In case of conflict, the text of the Plan, rather than such titles and headings, shall control.

Article X. Top-Heavy Provisions

        10.1.    Definitions.

          (a)   For purposes of this Article X and as otherwise used in the Plan, the following definitions shall apply in addition to those set forth in Article I:

            "Aggregated Plans" shall mean (i) all plans of the Aggregation Group which are required to be aggregated with the Plan, and (ii) all plans of the Aggregation Group which are permitted to be aggregated with the Plan and which the Employer elects to aggregate with the Plan, for purposes of determining whether the Plan is Top-Heavy. A plan (including a terminated plan) shall be required to be aggregated with the Plan if such a plan during the Plan Year containing the Determination Date or any of the four preceding Plan Years, includes as a participant a Key Employee or enables a plan of the Aggregation Group in which a Key Employee participates to qualify under Section 401(a)(4) or Section 410 of the Code. A plan of the Aggregation Group shall be permitted to be aggregated with the Plan if such plan satisfies the requirements of Sections 401(a)(4) and 410 of the Code, when considered together with the Plan and all plans which are required to be aggregated with the Plan. No plan shall be aggregated with the Plan unless it is a qualified plan under Section 401 of the Code. When aggregating plans, the value of account balances and accrued benefits shall be calculated with reference to the Determination Dates that fall within the same calendar year.

            "Compensation" for purposes of computing the minimum allocation, compensation shall mean compensation as defined in Treas. Reg. §1.415-2(d), as limited by Section 401(a)(17) of the Code. For purposes of determining whether an employee is a Key Employee, compensation shall mean compensation as defined in Section 415(c)(3) of the Code.

            "Determination Date" shall mean, with respect to the first Plan Year, the last day of such Plan Year, and with respect to any subsequent Plan Year, the last day of the preceding Plan Year.

            "Key Employee" shall mean any Participant in the Plan (including a beneficiary) who at any time during the Plan Year was (i) an officer of the Employer having annual compensation in excess of $130,000, (ii) a five percent owner of the Employer; or (iii) a one percent owner of the Employer having annual compensation in excess of $150,000. For purposes of clause (i), no more than 50 employees (or, if lesser, the greater of 3 or 10 percent of the employees) shall be treated as officers, and, for Plan Years beginning after 2002, the $130,000 shall be adjusted in the manner provided in Section 415(d) of the Code, except that the base period shall be the calendar quarter beginning July 1, 2001, and any increase which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the Regulations thereunder.

            "Non-Key Employee" shall mean an individual who is not a Key Employee.

            "Top-Heavy" shall mean that as of the Determination Date for a Plan Year, the Value of Accumulated Benefits for Key Employees under all Aggregated Plans exceeds 60% of the Value of Accumulated Benefits for all individuals under all Aggregated Plans as set forth in Section 416(g) of the Code. Solely for the purpose of determining if the Plan, or any other plan included in a required Aggregation Group of which this Plan is a part, is Top-Heavy the accrued benefit of an Employee other than a Key Employee shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Aggregation Group, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.

            "Valuation Date" means the annual date on which plan assets must be valued for the purpose of determining the value of account balances or the date as of which a defined benefit plan computes plan costs, assets and liabilities for purposes of minimum funding. The Valuation Date for a defined contribution plan shall be the most recent Valuation Date for such plan within the 12-month period ending on the Determination Date.

            "Value of Accumulated Benefits" shall mean the sum of:

      (i)
      In the case of a defined benefit plan, the present value of the accrued benefit determined as of the most recent Valuation Date which is within a 12-month period ending on the Determination Date and using the same actuarial assumptions as to interest and mortality as specified in such defined benefit plan, plus the sum of any amounts distributed to the individual from any defined benefit plan in the Aggregation Group, and any terminated deferred benefit plan which, had it not been terminated, would have been aggregated with such plan under Section 416(g)(2)(A)(i) of the Code during the 1-year period ending on the Determination Date.

      (ii)
      In the case of a defined contribution plan, the sum of the accounts of the individual as of the most recent Valuation Date which is within a 12-month period ending on the Determination Date, plus the sum of any amounts distributed to the individual from any defined continuation plan in the Aggregation Group and any terminated defined contribution plan which, had it not been terminated, would have been aggregated with such plan under Section 416(g)(2)(A)(i) of the Code during the 1-year period ending on the Determination Date.

            In the case of a distribution made for a reason other than separation from service, death or Disability, "5-year period" shall be substituted in clauses (i) and (ii) for each reference to "1-year period"; provided, however, that in no case shall the accrued benefits or account balances of any individual who has not performed services for the employer during the 1-year period ending on the Determination Date be taken into account.

          "Year of Top-Heavy Service" shall mean a Year of Service of a Participant which commenced in a Plan Year during which the Plan was Top-Heavy.

          (b)   Only for purposes of determining a Key Employee's allocation percentage under Section 10.2(a), any Employer matching and salary deferral contributions will be included. The minimum contributions specified in Section 10.2(a) shall apply to all Participants under this Plan who are Non-Key Employees except any such Participant who was not employed by an Employer on the last day of the Plan Year. In addition, in the case of a Non-Key Employee who is a participant in both this Plan and in a defined benefit plan that is an Aggregated Plan, the minimum contribution specified in Section 10.2(a) above shall be 5% of compensation.

        10.2.    Minimum Contributions.

          (a)   Except as otherwise provided in Section 10.2(b) below, if the Plan is determined to be Top-Heavy with respect to a Plan Year, the Employer contributions and Forfeitures allocated on behalf of any Participant who is a Non-Key Employee shall not be less than the lesser of 3 percent of such Participant's compensation (within the meaning of Section 415 of the Code) or, in the case where the Employer has no defined benefit plan which designates this Plan to satisfy Section 401 of the Code, the largest percentage of Employer contributions and Forfeitures allocated on behalf of any Key Employee for that year. This minimum allocation is determined without regard to any social security contribution. The minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year.

          (b)   The provision in Section 10.2(a) above shall not apply to any Participant who was not employed by an Employer on the last day of the Plan Year. The Plan Administrator shall to the maximum permitted by the Code and in accordance with the regulations thereunder, apply the provisions of this Article X by taking into account the benefits payable and the contributions made under all other defined contribution and defined benefit plans maintained by an Employer which are qualified under Section 401(a) of the Code to prevent inappropriate omissions or required duplication of minimum benefits or contributions.

        10.3.    Vesting.

        If the Plan is determined to be Top-Heavy with respect to a Plan Year, the Vested interest of each Participant, who is credited with at least one Hour of Service on or after the date the Plan becomes Top-Heavy, in the amount allocated to his or her Account shall not be less than the percentage determined in accordance with the most favorable to the Participant of (i) the current vesting Schedule, or (ii) the following vesting schedule:

Participant's Years of Service	Vested Percentage
less than 3	None
More than 3	100%

If in a subsequent Plan Year the Plan is no longer Top-Heavy, the above vesting Schedule (if otherwise applicable) shall not apply to the portion of the Participant's Account attributable to Employer contributions and Forfeitures made on or after the first day of the first Plan Year in which the Plan is no longer Top-Heavy and the vesting provisions that were in effect prior to the time the Plan became Top-Heavy shall be reinstated, provided, however, that portions of a Participant's Account which were Vested prior to the time the Plan was no longer Top-Heavy shall remain Vested.

        IN WITNESS WHEREOF, United Natural Foods, Inc. has adopted the Plan this 1st day of March, 2004, effective as of the Effective Date.

WITNESS:	UNITED NATURAL FOODS, INC.
By
/s/ DIANN SANCHEZ		/s/ STEVEN H. TOWNSEND Authorized Officer

QuickLinks

  Exhibit 10.2